                       STOCK AND ASSET PURCHASE AGREEMENT

                                  by and among

                           FIGGIE INTERNATIONAL INC.,
                           WAITE HILL HOLDINGS, INC.,
                            WAITE HILL SERVICES, INC.

                                       and

                                FRONT ROYAL, INC.





                             Dated: October 21, 1994



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                                Table of Contents

                                                                            Page
                                                                            ----

                                    ARTICLE I
                                   DEFINITIONS

 1.1         Affiliate ...............................................         2
 1.2         Agreement ...............................................         2
 1.3         Annual Statutory Statements .............................         2
 1.4         Assignment Agreement ....................................         2
 1.5         Bill of Sale ............................................         3
 1.6         Bond Salvage and Indemnification Agreement ..............         3
 1.7         Bond Escrow Agreement ...................................         3
 1.8         Bond Indemnification Fund ...............................         3
 1.9         Bond Litigation .........................................         3
1.10         Bond Recoverable ........................................         3
1.11         Business Day ............................................         4
1.12         Buyer ...................................................         4
1.13         Buyer's Closing Certificate .............................         4
1.14         Buyer's Employees .......................................         4
1.15         Cardinal ................................................         4
1.16         Closing .................................................         4
1.17         Closing Date ............................................         4
1.18         Code ....................................................         5
1.19         Colony ..................................................         5
1.20         Colony Shares ...........................................         5
1.21         Companies ...............................................         5
1.22         Contracts ...............................................         5
1.23         Deposit .................................................         5
1.24         Employee Plans ..........................................         5
1.25         Employees ...............................................         5
1.26         Equipment ...............................................         5
1.27         Equipment Leases ........................................         6
1.28         ERISA ...................................................         6
1.29         ERISA Affiliate .........................................         6
1.30         Escrow Agent ............................................         6
1.31         Figgie ..................................................         6
1.32         Figgie's Closing Certificate ............................         6
1.33         Hamilton ................................................         6
1.34         Hamilton Shares .........................................         6
1.35         Hamilton Surplus Note ...................................         7
1.36         Holdback Payment ........................................         7
1.37         Holdings ................................................         7
1.38         HSR Act .................................................         7
1.39         INA .....................................................         7
1.40         Indemnity Claim .........................................         7
1.41         Intellectual Property ...................................         7
1.42         Knowledge ...............................................         7
1.43         Law .....................................................         7
1.44         Lease ...................................................         8

1.45         Lien ....................................................         8

                                       -i-

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1.46         LLG&M....................................................         8
1.47         Material Adverse Effect..................................         8
1.48         Ohio Code................................................         8
1.49         Ohio Department..........................................         8
1.50         Opinion of Buyer's Counsel...............................         8
1.51         Opinions of Figgie's Counsel.............................         9
1.52         Pension Plan.............................................         9
1.53         Permits..................................................         9
1.54         Permitted Liens..........................................         9
1.55         Purchased Assets.........................................         9
1.56         Purchased Stock..........................................         9
1.57         Purchase Price...........................................         9
1.58         Quarterly Statutory Statements ..........................         9
1.59         SAP......................................................        10
1.60         Services.................................................        10
1.61         Services Agreements......................................        10
1.62         Software Licenses........................................        10
1.63         Statutory Statements.....................................        10
1.64         Sublease.................................................        10
1.65         Subsidiary...............................................        10
1.66         Tax Indemnity Agreement..................................        11
1.67         Tillinghast Report.......................................        11
1.68         Virginia Code............................................        11
1.69         Virginia Commission......................................        11

                                   ARTICLE II
                      PURCHASE AND SALE OF STOCK AND ASSETS

2.1          Transfer of Stock and Assets.............................        11
2.2          Sublease.................................................        12
2.3          Assumption of Liabilities................................        12
2.2          Purchase Price...........................................        12
2.5          Allocation of Purchase Price.............................        13

                                   ARTICLE III
         REPRESENTATIONS AND WARRANTIES OF FIGGIE, HOLDINGS AND SERVICES

3.1          Organization and Good Standing...........................        13
3.2          Licenses and Permits.....................................        13
3.3          Capitalization...........................................        14
3.4          Authority, Validity and Enforceability...................        15
3.5          No Violation or Breach...................................        16
3.6          Title to Shares and Purchased Assets.....................        17
3.7          Subsidiaries.............................................        17
3.8          Consents.................................................        17
3.9          Statutory Statements.....................................        18
3.10         Insurance Regulatory Filings.............................        18
3.11         Policy Forms.............................................        19

3.12         Transactions with Interested Persons.....................        19
3.13         Reinsurance Policies.....................................        20
3.14         Litigation...............................................        21
3.15         No Brokers...............................................        22

                                      -ii-

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3.16         Absence of Certain Changes...............................        22
3.17         Taxes....................................................        24
3.18         Contracts................................................        27
3.19         Compliance with Other Instruments and Laws...............        28
3.20         Employees................................................        28
3.21         Employee Benefit Matters.................................        28
3.22         Intellectual Property....................................        30
3.23         Disclosure...............................................        31

                                  ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF BUYER

4.1          Organization and Good Standing...........................        31
4.2          Authority, Validity and Enforceability...................        32
4.3          No Violation or Breach...................................        32
4.4          Consents.................................................        33
4.5          Purchase for Investment..................................        33
4.6          Litigation...............................................        33
4.7          No Brokers...............................................        34

                                   ARTICLE V
                      CERTAIN HATTERS PENDING THE CLOSING

5.1          Carry on in Regular Course...............................        34
5.2          Indebtedness.............................................        35
5.3          Issuance of Stock........................................        35
5.4          Compensation.............................................        35
5.5          Compliance with Law......................................        36
5.6          Access to Information....................................        36
5.7          Cooperation; Best Efforts................................        37
5.8          Consents.................................................        37
5.9          Publicity................................................        38
5.10         No Solicitation..........................................        38
5.11         Articles and Bylaws......................................        38
5.12         Services Agreements......................................        39
5.13         Telephone System.........................................        39

                                   ARTICLE VI
                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

6.1          Compliance with Agreement................................        40
6.2          Proceedings and Instruments Satisfactory.................        40
6.3          No Litigation............................................        41
6.4          Representations and Warranties...........................        41
6.5          Ratings..................................................        42

6.6          Tax Recoverable..........................................        42
6.7          Deliveries at Closing....................................        42
6.8          Regulatory Approvals.....................................        42
6.9          Consents.................................................        42
6.10         Resignation of Directors and Officers....................        43
6.11         Employee Plans...........................................        43
6.12         Waiting Periods..........................................        43

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6.13         Policyholders' Surplus...................................        43

                                   ARTICLE VII
                     CONDITIONS PRECEDENT TO THE OBLIGATIONS
                        OF FIGGIE, HOLDINGS AND SERVICES

7.1          Compliance with Agreement................................        44
7.2          Proceedings and Instruments Satisfactory ................        44
7.3          No Litigation............................................        45
7.4          Representations and Warranties...........................        45
7.5          Deliveries at Closing....................................        45
7.6          Regulatory Approvals.....................................        45
7.7          Consents.................................................        46
7.8          Waiting Periods..........................................        46

                                  ARTICLE VIII
                   CERTAIN ADDITIONAL COVENANTS AND AGREEMENTS

8.1          Employees................................................        46
8.2          Employee Benefit Plan Matters............................        48
8.3          Transfer Taxes and Fees..................................        48
8.4          Records..................................................        48
8.5          Access...................................................        49
8.6          Cooperation..............................................        50
8.7          Confidentiality..........................................        50
8.8          Review of Reserves.......................................        50
8.9          Holdback Payment.........................................        51
8.10         Use of Name..............................................        51

                                   ARTICLE IX
                                 INDEMNIFICATION

9.1          Survival of Representations and Warranties...............        52
9.2          Indemnification by Figgie, Holdings and
             Services.................................................        53
9.3          Indemnification by Buyer.................................        54
9.4          Limitation of Liability..................................        55
9.5          Notice of Indemnity Claims...............................        56
9.6          Indemnity Amounts to be Computed on After-Tax
             Basis....................................................        57

9.7          Reduction in Holdback Payment............................        58
9.8          Arbitration..............................................        59
9.9          Remedies Cumulative......................................        60

                                    ARTICLE X
                                   TERMINATION

10.1         Termination..............................................        61
10.2         Effect of Termination....................................        61
10.3         Amendment................................................        62
10.4         Extension; Waiver........................................        62

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                                   ARTICLE XI
                        DEPOSIT; PAYMENTS ON TERMINATION

11.1         Deposit..................................................        62
11.2         LLG&M....................................................        63
11.3         Distribution.............................................        64
11.4         Payment to Figgie........................................        64
11.5         Payment to Buyer.........................................        64
11.6         Instructions to LLG&M....................................        65

                                  ARTICLE XII
                                 MISCELLANEOUS

12.1         Entire Agreement.........................................        65
12.2         Expenses.................................................        66
12.3         Governing Law............................................        66
12.4         Assignment...............................................        66
12.5         Further Assurances.......................................        66
12.6         Notices..................................................        67
12.7         Counterparts; Headings...................................        68
12.8         Interpretation...........................................        68
12.9         Severability.............................................        68
12.10        No Reliance..............................................        68

                                    Exhibits

Exhibit 1.4        Assignment Agreement
Exhibit 1.5        Bill of Sale
Exhibit 1.6        Bond Salvage and Indemnification Agreement
Exhibit 1.7        Bond Escrow Agreement
Exhibit 1.13       Buyer's Closing Certificate
Exhibit 1.32       Figgie's Closing Certificate
Exhibit 1.50       Opinion of Buyer's Counsel
Exhibit 1.51       Opinions of Figgie's Counsel
Exhibit 1.64       Sublease
Exhibit 1.66       Tax Indemnity Agreement

                   Schedules

Schedule 1.9       Bond Litigation
Schedule 1.26A     Equipment
Schedule 1.26B     Excluded Equipment
Schedule 1.27      Equipment Leases
Schedule 1.42      Knowledge
Schedule 1.54      Permitted Liens
Schedule 1.62A     Software Licenses
Schedule 1.62B     Excluded Software Licenses
Schedule 2.5       Allocation of Purchase Price
Schedule 3.2       Licensed Jurisdictions
Schedule 3.8       Consents
Schedule 3.10      Deficiencies in Regulatory Filings
Schedule 3.11      Policy Forms
Schedule 3.12      Related Party Transactions
Schedule 3.13      Reinsurance Contracts and Treaties
Schedule 3.14      Litigation
Schedule 3.15      Brokers
Schedule 3.16      Certain Changes
Schedule 3.17      Taxes
Schedule 3.18      Contracts
Schedule 3.20      Employees
Schedule 3.22      Intellectual Property
Schedule 4.4       Consents
Schedule 6.6       Tax Recoverable

                       STOCK AND ASSET PURCHASE AGREEMENT

     THIS STOCK AND ASSET PURCHASE AGREEMENT is made as of the 21st day of October, 1994, by and among FIGGIE INTERNATIONAL INC., a Delaware corporation ("Figgie"), WAITE HILL HOLDINGS, INC., a Delaware corporation ("Holdings"), WAITE HILL SERVICES, INC., a Delaware corporation ("Services"), and FRONT ROYAL, INC. a North Carolina corporation ("Buyer").

                                    RECITALS

     WHEREAS, Figgie owns, directly or indirectly, all of the outstanding capital stock of Holdings, Services, Colony Insurance Com?any, a Virginia corporation ("Colony"), and Hamilton Insurance Company, a Virginia corporation ("Hamilton"); and

     WHEREAS, Figgie, Holdings and Services desire to sell, and Buyer desires to purchase, all of the outstanding capital stock of Colony and Hamilton and certain of Services' assets;

     NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed that:

                                    ARTICLE I

                                   DEFINITIONS

     When used in this Agreement, the following terms shall have the meanings specified:

     1.1 Affiliate. "Affiliate" shall mean, with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified. "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise.

     1.2 Agreement. "Agreement" shall mean this Stock and Asset Purchase Agreement, together with the Exhibits and Schedules attached hereto as the same may be amended from time to time in accordance with the terms hereof.

     1.3 Annual Statutory Statements. "Annual Statutory Statements" shall mean the annual statutory convention statements of the Companies as at December 31, 1993, filed with the Virginia Commission pursuant to the Virginia Code or with the Ohio Department pursuant to the Ohio Code, as applicable.

     1.4 Assignment Agreement. "Assignment Agreement" shall mean the Assignment

Agreement in the form of Exhibit 1.4 to be delivered by Buyer to Figgie, Holdings and Services at the Closing pursuant to Section 7.5 hereof.

     1.5 Bill of Sale. "Bill of Sale" shall mean a bill of sale in the form of
Exhibit 1.5 to be delivered by Figgie, Holdings and Services to Buyer at the Closing pursuant to Section 6.7 hereof.

     1.6 Bond Salvage and Indemnification Agreement. "Bond Salvage and Indemnification Agreement" shall mean the agreement among Buyer, the Companies, Figgie, Holdings and Services with respect to the Bond Recoverable and the Bond Litigation in the form of Exhibit 1.6.

     1.7 Bond Escrow Agreement. "Bond Escrow Agreement" shall mean the escrow agreement in the form of Exhibit 1.7.

     1.8 Bond Indemnification Fund. "Bond Indemnification Fund" shall mean the fund established pursuant to the Bond Salvage and Indemnification Agreement and the Bond Escrow Agreement.

     1.9 Bond Litigation. "Bond Litigation" shall mean any and all actions, proceedings, investigations, claims or counterclaims pending or threatened at any time against or affecting the Companies, Services, Holdings, Figgie, any Affiliate of the foregoing, or INA with respect to the Bond Recoverable, including but not limited to the matters set forth on Schedule 1.9.

     1.10 Bond Recoverable. "Bond Recoverable" shall mean all rights and obligations of the Companies and their Affiliates in connection with their participation prior to the Closing Date in any investor bond program through which any of the Companies or their Affiliates have or had any liability, including, but not limited to, the investor bond program in which INA acted as primary underwriter. For purposes of this definition of Bond Recoverable, Affiliates of the Companies shall mean all Affiliates of the Companies prior to the Closing Date.

     1.11 Business Day. "Business Day" shall mean any day except a Saturday, Sunday or any day on which United States chartered banking institutions are required by Law to close.

     1.12 Buyer. "Buyer" shall mean Front Royal, Inc., a North Carolina corporation.

     1.13 Buyer's Closing Certificate. "Buyer's Closing Certificate" shall mean the certificate of Buyer in the form of Exhibit 1.13.

     1.14 Buyer's Employees. "Buyer's Employees" shall have the meaning set forth in Section 8.1 hereof.

     1.15 Cardinal. "Cardinal" shall mean Cardinal Casualty Company, an Ohio corporation.

     1.16 Closing. "Closing" shall mean the conference held at 10:00 a.m., local time, on the Closing Date, at the offices of Hunton & Williams, 951 East Byrd Street, Richmond, Virginia. All transactions occurring at the Closing shall be deemed to have occurred simultaneously, and no one transaction shall be deemed to be complete until all transactions are completed.

     1.17 Closing Date. "Closing Date" shall mean a date which is three Business Days after satisfaction or waiver of the conditions set forth in Sections 6.8 and 7.6 [regulatory approvals], 6.9 and 7.7 [Consents], and 6.12 and 7.8 [HSR] or such other date as Figgie and Buyer may mutually agree upon, but in no event later than December 30, 1994.

     1.18 Code. "Code" shall mean the Internal Revenue Code of 1986, as amended.

     1.19 Colony. "Colony" shall mean Colony Insurance Company, a Virginia corporation.

     1.20 Colony Shares. "Colony Shares" shall mean 200,000 shares of the Common Stock, $10.00 par value per share, of Colony.

     1.21 Companies. "Companies" shall mean, collectively, Cardinal, Colony and Hamilton.

     1.22 Contracts. "Contracts" shall have the meaning set forth in Section
3.18 hereof.

     1.23 Deposit. "Deposit" shall have the meaning set forth in Section 11.1 hereof.

     1.24 Employee Plans. "Employee Plans" shall mean the employee benefit plans of the Companies and the ERISA Affiliates, which shall include without limitation any contract, agreement, loan or arrangement which is an "employee benefit plan," as defined in Section 3(3) of ERISA.

     1.25 Employees. "Employees" shall have the meaning set forth in Section
3.20 hereof.

     1.26 Equipment. "Equipment" shall mean all equipment, furniture, fixtures, furnishings, software, parts and other items of tangible and intangible personal property owned or leased by Figgie, Holdings, Services, the Companies or their Affiliates and located at the Companies' offices at 1063 Technology Park Drive, Glen Allen, Virginia, including but not limited to those items listed on Schedule 1.26A, and other than such equipment, furniture, fixtures, etc., listed on Schedule 1.26B.

     1.27 Equipment Leases. "Equipment Leases" shall mean the equipment lease obligations of Services listed on Schedule 1.27.

     1.28 ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     1.29 ERISA Affiliate. "ERISA Affiliate" shall mean each trade or business, whether or not incorporated, which with any of the Companies or Services is treated as a single employer under Code Section 414(b), (c), (m) or (o).

     1.30 Escrow Agent. "Escrow Agent" shall mean Wilmington Trust Company, who shall hold the Bond Indemnification Fund in accordance with the provisions of the Bond Escrow Agreement.

     1.31 Figgie. "Figgie" shall mean Figgie International Inc., a Delaware corporation.

     1.32 Figgie's Closing Certificate. "Figgie's Closing Certificate" shall mean the certificate of Figgie, Holdings and Services in the form of Exhibit 1.32.

     1.33 Hamilton. "Hamilton" shall mean Hamilton Insurance Company, a Virginia corporation.

     1.34 Hamilton Shares. "Hamilton Shares" shall mean 1,500 shares of the Common Stock, $1,000.00 par value per share, of Hamilton.

     1.35 Hamilton Surplus Note. "Hamilton Surplus Note" shall mean the surplus note issued by Hamilton to Figgie on August 1, 1994, in the original principal amount of $1,000,000.00.

     1.36 Holdback Payment. "Holdback Payment" shall mean an amount equal to $750,000.00, less the indemnification payments satisfied pursuant to Section 9.7 hereof, which amount shall be paid by Buyer to Figgie pursuant to Section 8.9 hereof.

     1.37 Holdings. "Holdings" shall mean Waite Hill Holdings, Inc., a Delaware corporation.

     1.38 HSR Act. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (15 U.S.C. ss. 18(a), as amended).

     1.39 INA. "INA" shall mean the Insurance Company of North America and meaning set shall have its successors and assigns.

     1.40 Indemnity Claim. "Indemnity Claim" shall have the meaning set forth in
Section 9.5 hereof.

     1.41 Intellectual Property. "Intellectual Property" shall have the meaning set forth in Section 3.22 hereof.

     1.42 Knowledge. "Knowledge", as to each of the parties, shall mean the actual knowledge of the persons listed on Schedule 1.42 after due inquiry of such party.

     1.43 Law. "Law" shall mean any federal, state, local or other law or governmental requirement of any kind, and the rules, regulations, permits, licenses and orders promulgated thereunder.

     1.44 Lease. "Lease" shall mean the lease between Holdings and Virginia Center, Inc., with respect to the property located at 1063 Technology Park Drive, Glen Allen, Virginia.

     1.45 Lien. "Lien" shall mean any lien, pledge, charge, security interest, encumbrance, title retention agreement, restriction, advance, claim or option.

     1.46 LLG&M. "LLG&M" shall mean LeBoeuf, Lamb, Greene & MacRae, New York, New York, who shall hold the Deposit in accordance with the provisions of
Article XI hereof.

     1.47 Material Adverse Effect. "Material Adverse Effect" shall mean reasonably likely to have an effect on the properties, business, results of operations, condition (financial or otherwise) or affairs of one of the Companies, any combination of the Companies or all of the Companies in the aggregate, resulting in (a) claims, losses or liabilities of 525,000.00 or more or (b) a diminution in operating income or profits in the two-year period following the Closing of $100,000.00 or more.

     1.48 Ohio Code. "Ohio Code" shall mean the Ohio Insurance Code and the regulations thereto.

     1.49 Ohio Department. "Ohio Department" shall mean the Ohio Department of Insurance.

     1.50 Opinion of Buyer's Counsel. "Opinion of Buyer's Counsel" shall mean the opinion of Hunton & Williams, counsel to Buyer, and the opinion of Vorys, Sater, Seymour & Pease, special Ohio insurance regulatory counsel to Buyer, in the form of Exhibit 1.50.

     1.51 Opinions of Figgie's Counsel. "Opinions of Figgie's Counsel" shall mean the opinion of LLG&M, special counsel to Figgie, and the opinion of Robert Vilsack, inside corporate counsel to Figgie, in the form of Exhibit 1.51.

     1.52 Pension Plan. "Pension Plan" shall have the meaning set forth in
Section 3.21 hereof.

     1.53 Permits. "Permits" shall mean all licenses, permits and other governmental authorizations, registrations and approvals required to conduct the business of the Companies.

     1.54 Permitted Liens. "Permitted Liens" shall mean the liens described on
Schedule 1.54.

     1.55 Purchased Assets. "Purchased Assets" shall mean the Hamilton Surplus Note, all of the Equipment and any Intellectual Property not owned by the Companies.

     1.56 Purchased Stock. "Purchased Stock" shall mean all of the outstanding capital stock of Colony and all of the outstanding capital stock of Hamilton.

     1.57 Purchase Price. "Purchase Price" shall mean $15.0 million plus the Holdback Payment.

     1.58 Quarterly Statutory Statements. "Quarterly Statutory Statements" shall mean the quarterly statutory convention statements of the Companies as at March 31, 1994 and June 30, 1994 filed with the Virginia Commission pursuant to the Virginia Code or with the Ohio Department pursuant to the Ohio Code, as applicable.

     1.59 SAP. "SAP" shall mean statutory accounting practices prescribed or permitted by the Virginia Commission, with respect to Colony and Hamilton, and the Ohio Department, with respect to Cardinal.

     1.60 Services. "Services" shall mean Waite Hill Services, Inc., a Delaware corporation.

     1.61 Services Agreements. "Services Agreements" shall mean (a) the three Services Agreements, each dated as of January 1, 1993, between, in each case, one of the Companies and Services and (b) the oral services agreements among each of the Companies, Services and Figgie, each of which are listed on Schedule 3.12.

     1.62 Software Licenses. "Software Licenses" shall mean all licenses related to software used by the Companies or Services, including but not limited to those items listed on Schedule 1.62A, and other than such software licenses listed on Schedule 1.62B.

     1.63 Statutory Statements. "Statutory Statements" shall mean, collectively, the Annual Statutory Statements and the Quarterly Statutory Statements.


     1.64 Sublease. "Sublease" shall mean the Sublease between Holdings and Buyer, substantially in the form of Exhibit 1.64.

     1.65 Subsidiary. "Subsidiary" of any person shall mean any corporation or other business entity a majority of the voting stock (or other beneficial interests) of which, entitled to vote for the election of directors (or their counterparts), is owned by such person or a Subsidiary of such person.

     1.66 Tax Indemnity Agreement. "Tax Indemnity Agreement" shall mean the tax indemnity agreement by and among Buyer, Figgie, Holdings and the Companies in the form of Exhibit 1.66.

     1.67 Tillinghast Report. "Tillinghast Report" shall mean the actuarial report dated as of June 30, 1994 prepared by Tillinghast regarding the reserves of the Companies.

     1.68 Virginia Code. "Virginia Code" shall mean the Virginia Insurance Code, and the regulations thereto.

     1.69 Virginia Commission. "Virginia Commission" shall mean the Virginia State Corporation Commission.

                                   ARTICLE II

                      PURCHASE AND SALE OF STOCK AND ASSETS

     2.1 Transfer of Stock; and Assets. On the Closing Date, Figgie, Holdings and Services, as the case may be, shall sell, convey, transfer, assign, and deliver to Buyer, and Buyer shall acquire, the Purchased Stock and the Purchased Assets. At the Closing, subject to the terms and conditions of this Agreement, Holdings agrees to transfer and deliver to Buyer one or more certificates evidencing all of the issued and outstanding capital stock of Colony and Hamilton, and Services agrees to transfer and deliver title to the Equipment, in each case free and clear of all Liens except, in the case of title to the Equipment, for Permitted Liens. In full payment for the Purchased Stock and the Purchased Assets, Buyer shall assume the Equipment Leases and the

Software Licenses and shall pay the Purchase Price, as provided in Sections 2.4 and 8.9 hereof.

     2.2 Sublease. At the Closing, Holdings and Buyer will enter into the Sublease.

     2.3 Assumption of Liabilities. At the Closing, Buyer will assume all of Services' obligations under the Equipment Leases and the Software Licenses that accrue on or after the Closing Date. Figgie and Buyer shall cooperate with each other to facilitate the payment of each party's pro rata portion of such obligations during the payment period in which the Closing occurs.

     2.4 Purchase Price. At the Closing, Buyer will pay the Purchase Price (less the Holdback Payment, which amount shall be payable as provided in Section 8.9 hereof) as follows:

          (a) Buyer shall pay by wire transfer to the Escrow Agent the amount of the Bond Indemnification Fund as required by the Bond Salvage and Indemnification Agreement;

          (b) Buyer shall direct LLG&M to distribute to Figgie the Deposit and shall provide Figgie with written confirmation, in a form reasonably satisfactory to Figgie, that LLG&M has received such directive; and

          (c) Buyer shall pay by wire transfer to an account designated by Figgie the difference between (i) $15.0 million and (ii) the sum of the amounts specified in clauses (a) and (b) of this Section 2.4.

     2.5 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Stock and the Purchased Assets in accordance with Schedule 2.5.

                                   ARTICLE III

         REPRESENTATIONS AND WARRANTIES OF FIGGIE, HOLDINGS AND SERVICES

     Each of Figgie, Holdings and Services represents and warrants, jointly and severally, to Buyer as follows:

     3.1 Organization and Good Standing. Each of Figgie, Holdings and Services is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Colony and Hamilton is a corporation duly organized, validly existing and in good standing under the laws or the Commonwealth of Virginia. Cardinal is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Each of the Companies has all requisite corporate power and authority to conduct its business as currently conducted and to own or lease and to operate its properties.

     3.2 Licenses and Permits. Each of the Companies has all Permits required in each of the jurisdictions listed on Schedule 3.2 to engage in the business of writing insurance policies of the type specified on Schedule 3.2. Each of the Companies is duly licensed and qualified to transact those lines of insurance business in those states and jurisdictions listed on Schedule 3.2. Except as set forth on Schedule 3.2, all such Permits are owned by the Companies, are in full force and effect and none of the Companies, Services, Holdings or Figgie has received any notice of any event, inquiry, investigation or proceeding that could result in a penalty or fine in excess of $5,000.00, singly or in the aggregate, or in the suspension, revocation or limitation on any such Permit, and to the Knowledge of Figgie, Holdings, the Companies or Services, there is no basis for any such fine, penalty, suspension, revocation or limitation. Each of the Companies possesses the minimum statutory capital and surplus as required by each such jurisdiction for the type of insurance written by the Companies in each jurisdiction set forth on Schedule 3.2.

     3.3 Capitalization.

          (a) Colony. The authorized capital stock of Colony consists of 200,000 shares of Common Stock, $10.00 par value per share, 200,000 of which are issued and outstanding and owned of record and beneficially by Holdings, free and clear of any Liens. All such outstanding shares have been duly authorized and validly issued and are fully paid and non-assessable.

          (b) Hamilton. The authorized capital stock of Hamilton consists of 1,500 shares of Common Stock, $1,000.00 par value per share, 1,500 of which are issued and outstanding, and owned of record and beneficially by Holdings free and clear of any Liens. All such outstanding shares have been duly authorized and validly issued and are fully paid and non-assessable.

          (c) Cardinal. The authorized capital stock of Cardinal consists of 1,000 shares of Common Stock, 51,500.00 par value per share, 1,000 of which are issued and outstanding, 995 shares of which are owned of record and beneficially by Colony free and clear of any Liens and one share of which is owned of record and beneficially by each of Edward Desch, Paul Antal, John K. Latham, L. A. Harthun and V. A. Chiarucci. All such outstanding shares have been duly authorized and validly issued and are fully paid and non-assessable.

          (d) Services. All of the issued and outstanding shares of capital stock of Services are owned of record and beneficially by Holdings.

          (e) No Rights. No subscriptions, options, warrants, calls or rights of any kind, to purchase or otherwise acquire, and no securities convertible into capital stock of Colony, Hamilton or Cardinal, are outstanding or claimed by any person.

     3.4 Authority, Validity and Enforceability. Each of Figgie, Holdings and Services has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions required of it contemplated hereby. The execution, delivery and performance by Figgie,

Holdings and Services of this Agreement and the consumma-tion of the transactions contemplated hereby, as the case may be, have been duly and validly authorized by each of Figgie's, Holdings' and Services' Board of Directors and by the shareholders of Services. No other action or proceeding on the part of Figgie, Holdings and Services is necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Figgie, Holdings and Services and constitutes a valid, legal and binding obligation of Figgie, Holdings and Services, as the case may be, enforceable in accordance with its terms.

     3.5 No Violation or Breach. The execution, delivery and performance by Figgie, Holdings and Services of this Agreement does not, and the consummation of the transactions required by each contemplated hereby will not (with or without the giving of notice or the lapse of time or both):

          (a) violate or require any consent or approval under any provision of the respective Articles of Incorporation or bylaws of Figgie, Holdings, Services, or any of the Companies; or

          (b) except as set forth in Section 3.8 hereof, violate or result in a default of, or require any consent or approval under, or result in the termination of or loss of any right (including any right of acceleration, termination or cancellation) in or with respect to, any Contract, Permit, Equipment Lease or Software License; or

          (c) violate or result in a default of, or require any consent or approval under any judgment, settlement, consent, injunction, decree, order or ruling of any court or governmental authority, to which Figgie, Holdings, Services, or any of the Companies is a party or is otherwise subject; or

          (d) result in any Lien upon any properties, assets, business or agreements of the Companies howsoever arising.

     3.5 Title to Shares and Purchased Assets. Upon delivery to Buyer of certificates representing the Colony Shares and the Hamilton Shares, Buyer will acquire good and valid title to the Colony Shares and the Hamilton Shares free of any Liens other than (a) Liens that arise solely as a result of Buyer's actions and (b) restrictions on transferability generally imposed on transfers of securities by federal and state securities laws and state insurance laws. Upon execution and delivery of the Bill of Sale and the Assignment Agreement, Buyer will acquire the Purchased Assets free of any Liens, other than the Permitted Liens.


     3.7 Subsidiaries. Colony has no Subsidiaries other than Cardinal. Neither Cardinal nor Hamilton has any Subsidiaries.

     3.8 Consents. Except as set forth in Schedule 3.8, no consent, license, approval, order or authorization of, or registration, filing or declaration with, any governmental authority, is required to be obtained or made, and no consent of any third party is required to be obtained, by Figgie, Holdings, the Companies or Services in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

     3.9 Statutory Statements. Figgie, Holdings, the Companies and Services have delivered to Buyer the Statutory Statements. The Statutory Statements were prepared in accordance with SAP as it existed at the time they were submitted to the Virginia Commission or the Ohio Department, as applicable, and such accounting practices were applied on a consistent basis throughout the periods indicated, except as disclosed thereon or in the notes thereto. No material deficiency has been asserted with respect to the Statutory Statements by either the Virginia Commission or the Ohio Department.

     3.10 Insurance Regulatory Filings. Since January 1, 1992, each of the Companies has filed or otherwise provided all reports, data, other information and applications required to be filed or otherwise provided to the Virginia Commission, the Ohio Department and all other federal, state or local governmental authorities with jurisdiction over any of the Companies except where the failure to file would not have a Material Adverse Effect. Figgie has furnished to Buyer copies of all reports or examinations (whether financial, market conduct or other) issued by the Virginia Commission, the Ohio Department and all other state insurance regulatory authorities in respect of any of the Companies received since January 1, 1992. Except as listed on Schedule 3.10, no deficiencies material to the financial condition, operations or prospects of any of the Companies have been asserted by the Virginia Commission, the Ohio Department or any other state insurance regulatory authority with respect to any reports or filings made on behalf of any of the Companies since January 1, 1992. Figgie has supplied Buyer with copies of all written responses submitted on behalf of any of the Companies since January l, 1992, in respect of any report or examination (whether financial, market conduct or other) of any of the Companies by the Virginia Commission, the Ohio Department or any other state regulatory authority. Figgie has made available to Buyer all files of the Companies relating to correspondence with the Virginia Commission, the Ohio Department or any other insurance regulatory authority.

     3.11 Policy Forms. All forms of insurance policies which have been issued by the Companies since January 1, 1992 are listed on Schedule 3.11. Such forms are in compliance in all material respects with all applicable Law and, to the extent required under applicable Law, are on forms approved by the insurance regulatory authority of the jurisdiction where issued or have been filed with and not objected to by such authority within the period provided for objection.

     3.12 Transactions with Interested Persons. No officer or director of any of the Companies, Holdings, Figgie or Services owns, directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director of, any customer, competitor or supplier of any of the Companies,

Holdings or Services or any person or entity which has a material contract or arrangement with any of the Companies, except for transactions on terms no less favorable to such Company than those prevailing in comparable arm's-length transactions. Schedule 3.12 lists or describes all contracts between Services, Holdings or Figgie and any of the Companies and all services provided by Services, Holdings or Figgie to any of the Companies other than contracts relating to the Bond Recoverable.

     3.13 Reinsurance Policies. Set forth in Schedule 3.13 is a complete and accurate list of all in-force reinsurance contracts and treaties under which any of the Companies has ceded or assumed reinsurance obligations. Each contract and treaty set forth on Schedule 3.13 (or required to be set forth on Schedule 3.13) is in full force and effect and will not be terminated or otherwise adversely affected as a result of the transactions contemplated hereby. Except as set forth on Schedule 3.13, such contract or treaty under which any of the Companies cedes reinsurance obligations is qualified under all Laws applicable to reinsurance policies and treaties to receive the statutory credit assigned to such contract or treaty in the Statutory Statements at the time such Statutory Statements were prepared. None of the Companies has violated any of the terms and conditions of any such policies and treaties and, to the Knowledge of Figgie, Services, Holdings and the Companies, all of the covenants to be performed by any other party under any such policy and treaties were negotiated with independent third parties in good faith at arm's length, other than any such policies or treaties among the Companies and their Affiliates as listed on Schedule 3.13. Schedule 3.13 separately sets forth all contracts or treaties of reinsurance no longer in force to which any of the Companies was a party, under which, to the Knowledge of Figgie, Holdings, Services or the Companies, benefits or liabilities remain outstanding, except for contracts or treaties which would not have a Material Adverse Effect.

     3.14 Litigation. Except as set forth on Schedule 3.14, there is no action, proceeding, investigation or claim pending or, to the Knowledge of Figgie, Holdings, Services or any of the Companies, threatened against or affecting the Companies or Services or their respective assets before any court or governmental or regulatory authority or body that, if adversely determined, would have a Material Adverse Effect or which questions the validity of this Agreement or any action taken or to be taken pursuant hereto or in connection with the purchase and sale of the Purchased Stock or the Purchased Assets other than (a) litigation arising out of insurance policies written by any of the Companies in the ordinary course and (b) the Bond Litigation. There is no state of facts, and to the Knowledge of Figgie, Holdings, Services or any of the Companies, there has occurred no event or group of related events that would form the basis of any claim against any of the Companies or Services for liability on account of breach of Contract, violation of statute or regulation, or otherwise in connection with the performance of the Contracts or the conduct of their respective businesses that, if adversely determined, would have a Material Adverse Effect or which questions the validity of this Agreement or any action taken or to be taken pursuant hereto or in connection with the purchase and sale of the Purchased Stock or the Purchased Assets other than (a) litigation arising out of insurance policies written by any of the Companies in the ordinary course and (b) the Bond Litigation.

     3.15 No Brokers. None of Figgie, Holdings, Services or any of the Companies has employed any finder, broker, agent or other intermediary in connection with the negotiation of this Agreement or the consummation of any of the transactions contemplated hereby, other than those persons listed on Schedule 3.15 all of whose fees shall be paid by Figgie.

     3.16 Absence of Certain Changes. Except as set forth on Schedule 3.16, since June 30, 1994:

          (a) none of the Companies has incurred any obligation or liability other than in the ordinary course of business; and

          (b) none of the Companies or Services has:

               (i) issued, sold or delivered or agreed to issue, sell or deliver any shares of its capital stock; or any options, warrants or rights to acquire any such capital stock, or securities convertible into or exchangeable for such capital stock except for the transactions contemplated by this Agreement;

               (ii) incurred any obligations or liabilities, whether absolute, accrued, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others), other than obligations and liabilities incurred in the ordinary course of business and obligations and liabilities under the Contracts;

               (iii) mortgaged, pledged or subjected to any Lien any of its assets, tangible or intangible, other than Permitted Liens;

               (iv) acquired or disposed of any assets or properties, or entered into any agreement or other arrangement for any such acquisition or disposition, except in the ordinary course of business;

               (v) declared, made, paid or set apart any sum for any dividend or other distribution to its shareholders or purchased or redeemed any shares of its capital stock or any option, warrant or right to purchase any such capital stock, or reclassified its capital stock;

               (vi) entered into any employment agreement with any officer or salaried employee that is not terminable at any time by the employer, without cause and without penalty;

               (vii) forgiven or cancelled any debts or claims or waived any rights of material value;

               (viii) conducted its business or entered into any transaction other than in the ordinary course of business, except the Contracts;

               (ix) granted any rights or licenses under any of its trade names or entered into general agency arrangements;

               (x) formed any Subsidiaries;

               (xi) changed any method of accounting or accounting practice or policy other than as required by GAAP or applicable Law (and except with respect to changes in the accounting treatment of collection costs associated with the Bond Recoverable);

               (xii) been sued or, to the Knowledge of Figgie, Holdings, Services or the Companies, threatened with any suit by any employee or former employee;

               (xiii) suffered or experienced any change in relations with or material loss of any employees or customers; or (xiv) agreed to take any action described in clauses (i) through (xiii).

     3.17 Taxes. The Companies, Services, Holdings and Figgie are members of the affiliated group, within the meaning of Section 1504(a) of the Code, of which Figgie is the common parent, such affiliated group files a consolidated federal income tax return, and except as disclosed on Schedule 3.17, none of the Companies has ever filed a consolidated federal income tax return with (or been included in a consolidated return of) a different affiliated group. Each of the Companies and Services has filed or caused to be filed or (in the case of returns or reports not yet due) will file all tax returns and reports required to have been filed by or for it on or before the Closing Date, and all material information set forth in such returns or reports is or (in the case of returns or reports not yet filed) will be accurate and complete. Each of the Companies and Services has paid or made adequate provision for or (with respect to returns or reports not yet filed) will make adequate provision for all taxes, additions to tax, penalties, and interest for periods covered by those returns or reports. Each of the Companies is in compliance with, and its records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable tax information reporting and tax withholding requirements under federal, state, local, and foreign laws, rules, and regulations, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code. Each of the Companies has collected or withheld all amounts required to be collected or withheld by it for any taxes, and all such amounts have been paid to the appropriate governmental agencies or set aside in appropriate accounts for future payment when due. The balance sheets contained in the Statutory Statements fully and properly reflect, as of their dates, the liabilities of each of the Companies for all accrued taxes, additions to tax, penalties, and interest. Except as disclosed on Schedule 3.17, there are no unpaid taxes, additions to tax, penalties, or interest payable by any of the Companies, Services or any other person that (a) are or could become a lien on any asset, or otherwise adversely affect the business, properties, or financial condition, of any of the Companies or (b) are or could become a lien on or adversely affect Buyer's use of any of the Purchased Assets or could cause Buyer to incur any liability. Schedule 3.17 describes all tax elections, consents, and agreements made by or affecting any of the Companies, lists all types of taxes paid and returns filed by or on behalf of any of the Companies, and expressly indicates each tax with respect to which any of the Companies is or has been included in a consolidated, unitary, or combined return. Except as disclosed on
Schedule 3.17, none of the Companies has granted (or is subject to) any waiver of the period of limitations for the assessment of tax for any currently open taxable period, and no unpaid tax deficiency has been asserted against or with respect to any of the Companies by any taxing authority. None of the Companies has made or entered into, or holds any asset subject to, a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder or a "safe harbor lease" subject to former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and the regulations thereunder, nor is any of the Equipment subject to such a safe harbor lease. Except as disclosed on Schedule 3.17, none of the Companies is required to include in income any amount for an adjustment pursuant to Section 481 of the Code or the regulations thereunder.


     3.18 Contracts. Schedule 3.18 contains a complete and correct list of all agreements, contracts and commitments, written or oral, to which any of the Companies is a party or by which any of the Companies is bound (collectively, the "Contracts") excluding: (a) any of the foregoing listed on Schedule 3.13 [Reinsurance]; (b) insurance policies written by the Companies; and (c) agreements, contracts and commitments in the ordinary course with obligations to pay or perform services totalling less than $10,000.00 that are terminable without cost or liability on notice of 30 days or less.

     Figgie, Holdings or the Companies has delivered or made available to Buyer complete and correct copies of all Contracts, Equipment Leases and Software Licenses together with all amendments thereto and waivers and consents with respect thereto and accurate descriptions of all oral agreements. Each of the Contracts, Equipment Leases and Software Licenses is in full force and effect. The Companies, and to the Knowledge of Figgie, Holdings, Services and the Companies, the other parties to such agreements, contracts and commitments, have in all material respects performed all obligations required to be performed by them to date and are not in default in any material respect. None of the Companies has outstanding any power of attorney, except routine powers of attorney relating to representation before governmental agencies or given in connection with being licensed to conduct business in another jurisdiction and except for routine authorizations given to managing general agents.

     3.19 Compliance with Other Instruments and Laws. None of the Companies is in violation of any term of its charter or by- laws or any Contract or of any judgment, decree or order and none of the Companies is in violation of any Law, permit, concession, grant, franchise, license or other governmental authorization or approval applicable to it or any of its properties, except for such violations that would not, individually or in the aggregate, have a Material Adverse Effect. 3.20 Employees. Schedule 3.20 lists all persons (the "Employees") employed by Services on August 22, 1994. None of the Companies has any employees.

     3.21 Employee Benefit Matters.

          (a) None of the Companies, Services, any ERISA Affiliate or any employee pension benefit plan (as defined in Section 3(2) of ERISA) maintained or previously maintained by any of them (a "Pension Plan"), has incurred any material liability, other than premiums, to the Pension Benefit Guaranty Corporation ("PBGC") or to the Internal Revenue Service with respect to any Pension Plan. There is not currently pending with the PBGC with respect to any Pension Plan any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made.

          (b) Full payment has been made (or proper accruals have been established) of all contributions which are required for periods prior to the Closing Date under the terms of each Employee Plan, ERISA, or a collective bargaining agreement, no accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code) whether or not waived, exists with respect to any Pension Plan (including any Pension Plan previously maintained by the Companies, Services or any ERISA Affiliate), and there is no "unfunded current liability" (as defined in Section 412 of the Code) with respect to any Pension Plan.

          (c) Neither the Companies, Services nor any ERISA Affiliate has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multiemployer plan (as defined in Section 3(37) of ERISA) which has not been satisfied in full.

          (d) All Employee Plans that are "employee benefit plans," as defined in Section 3(3) of ERISA, that are maintained by the Companies or Services or previously maintained by the Companies or Services comply and have been administered in compliance in all material respects with ERISA and all other applicable legal requirements, including the terms of such plans, collective bargaining agreements and securities laws. None of the Companies has any material liability under any such plan.

          (e) No prohibited transaction has occurred with respect to any Employee Plan that is an "employee benefit plan" (as defined in Section 3(3) of ERISA) maintained by the Companies or Services or previously maintained by the Companies or Services that would result, directly or indirectly, in material liability under ERISA or in the imposition of a material excise tax under Section 4975 of the Code.

          (f) The funding under each Employee Plan that is an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) does not exceed the limitations under Section 419A(b) or 419A(c) of the Code. Neither the Companies nor Services is subject to taxation on the income of any such plan or any such plan previously maintained by the Companies, Services or an ERISA Affiliate.

     3.22 Intellectual Property. Schedule 3.22 contains an accurate and complete list of all domestic and foreign letters patent, patents, patent applications, patent licenses, software licenses and know-how licenses, trade names, trademarks, copyrights, unpatented inventions, service marks, trademark registrations and applications, service mark registrations and applications, and copyright registrations and applications, software owned by the Companies, Figgie or its Affiliates and used by any of the Companies in connection with the operation of their respective businesses (collectively the "Intellectual Property"). Unless otherwise indicated in Schedule 3.22, one or more of the Companies owns the entire right, title and interest in and to the Intellectual Property, (including, without limitation, the exclusive right to use and license the same), and, to the Knowledge of Figgie, Holdings, Services and the Companies, no person is infringing on the Companies' ownership or use of the Intellectual Property.

     3.23 Disclosure. None of this Agreement, the Statutory Statements or any Schedule, Exhibit, certificate or agreement delivered in accordance with the terms hereof contains any untrue statement of a material fact, or omits any statement of a material fact, the disclosure of which is necessary in order for the statements contained herein or therein not to be misleading in any material respect. The parties hereto acknowledge that Figgie, Holdings and Services have adequately disclosed the five counterclaims shown on Schedule 1.9 hereto.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Figgie as follows:

     4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of North Carolina. Buyer has all requisite corporate power and authority to conduct its business as currently conducted and to own or lease and to operate its properties.

     4.2 Authority, Validity and Enforceability. Buyer has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions required of it contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by Buyer's Board of Directors. No other action or proceeding on the part of Buyer is necessary to authorize the Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer, and constitutes a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms.

     4.3 No Violation or Breach. The execution, delivery and performance of this Agreement by Buyer does not, and the consummation of the transactions required by Buyer contemplated hereby, will not (with or without the giving of notice or lapse of time or both):

          (a) violate or require any consent or approval under, any provision of the Articles of Incorporation or bylaws of Buyer;

          (b) except as set forth in Section 4.4 hereof, violate or result in a default of, or require any consent or approval under any agreement, policy, instrument, contract, commitment, license, franchise, permit or trust to which Buyer is a party or is otherwise subject; or

          (c) violate or result in a default of, or require any consent or approval under, any judgment, settlement, consent, injunction, decree, order or ruling of any court or governmental authority to which Buyer is a party or otherwise subject.

     4.4 Consents. Except as set forth on Schedule 4.4, no consent, license, approval, order or authorization of, or registration, filing or declaration with, any governmental authority is required to be obtained or made, and no consent of any third party is required to be obtained, by Buyer, in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

     4.5 Purchase for Investment. Buyer is purchasing the Colony Stock and Hamilton Stock for its own account for investment and not with a view to any distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Buyer acknowledges that the offer and sale of the Purchased Stock pursuant hereto are intended to be exempt from the Securities Act pursuant to Section 4(2) thereof, and the Purchased Stock may not be resold except pursuant to an effective registration statement or an exemption from registration thereunder, and pursuant to registration or qualification (or exemption therefrom) under applicable state securities laws.

     4.6 Litigation. There is no action, proceeding, investigation or inquiry pending or, to the Knowledge of Buyer, threatened against Buyer which questions the validity of this

Agreement or any action taken or to be taken pursuant hereto or thereto or in connection with the purchase and sale of the Purchased Stock or the Purchased Assets.

     4.7 No Brokers. Buyer has not employed any finder, broker, agent or other intermediary in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby.

                                    ARTICLE V

                       CERTAIN MATTERS PENDING THE CLOSING

     5.1 Carry on in Regular Course. Except as provided in this Agreement, between the date hereof and the Closing Date each of the Companies and Services shall:

          (a) carry on its respective business in the ordinary course and substantially in the same manner as heretofore carried on;


          (b) use its reasonable best efforts to preserve its respective properties, business, and relationships with its respective clients and customers;

          (c) not dispose of any material asset of any of the Companies or of the Equipment; and

          (d) not make, declare or pay any dividend or distribution on any shares of any of the Companies' capital stock.

     Figgie will advise Buyer promptly in writing of any material adverse change in the financial condition or business of any of the Companies.

     5.2 Indebtedness. Without the prior written consent of Buyer, which shall not be unreasonably withheld, none of the Companies nor Services shall:

          (a) create, incur or assume any indebtedness for borrowed money;

          (b) mortgage, pledge or otherwise encumber or subject to any Lien any of its properties or assets other than Permitted Liens; or

          (c) create or assume any other indebtedness except accounts payable and other liabilities incurred in the ordinary course of business.

     5.3 Issuance of Stock. None of the Companies shall issue any shares of capital stock of any class or grant any warrants, options or rights to subscribe for any shares of capital stock of any class or securities convertible into or exchangeable for, or which otherwise confer on the holder any right to acquire, any shares of capital stock of any class.

     5.4 Compensation. Figgie or its Affiliates have delivered to Buyer a complete list of the salaries and wages and commission schedules of all Employees whose annualized total compensation exceeds $35,000.00. There have been no changes in Employee Plans since December 31, 1993, except for changes required by Law. Except as disclosed to Buyer prior to the date hereof, Services shall not grant any increases in the salaries and wages or increases in commission schedules of any Employee, institute any new employee benefits with respect to such Employees or amend any Employee Plans to increase benefits without the written consent of Buyer.

     5.5 Compliance with Law. Each of the Companies and Services shall use its best efforts to comply in all material respects with all applicable Law and with all orders of any court or of any federal, state, municipal or other governmental department, non-compliance with which could cause a material adverse change in the assets or a material impairment to the business of any of the Companies or Services.

     5.6 Access to Information. At Buyer's expense, Buyer and its authorized agents, officers and representatives, for the purpose of confirming the representations and warranties contained in Article III, shall have reasonable access to the properties, books, records, contracts, information and documents of Holdings, Services and the Companies; provided, however, that such examinations and investigations:

          (a) shall be conducted during normal business hours;

     and

          (b) shall not unreasonably interfere with the operations and activities of Holdings, Services or the Companies.

Figgie, Holdings, Services and the Companies shall cooperate in all reasonable respects with Buyer's examinations and investigations. Buyer shall maintain all information regarding Figgie, Holdings and Services in complete confidence and shall not disclose such information to any person except as required by Law; provided, however, Buyer shall not be required to keep confidential information that by (a) is or becomes generally available to the public other than as a result of disclosure by Buyer or (b) is or becomes available to Buyer on a non-confidential basis from a source other than Figgie, Holdings, Services or the Companies.

     5.7 Cooperation; Best Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper and advisable under applicable Law (including, without limitation, the Virginia Code and Ohio Code), to consummate and make effective the transactions contemplated by this Agreement. Holdings, Figgie, Services, the Companies and Buyer agree to make their respective filing promptly pursuant to the HSR Act and to use their reasonable best efforts and to cooperate with each other to effect compliance with the HSR Act. Each of the parties hereto agrees to make all required regulatory filings promptly after the date hereof and to diligently pursue compliance with the Virginia Act and the Ohio Act.

     5.8 Consents. Each of Figgie, Holdings, Services, the Companies and Buyer shall diligently pursue obtaining consents of all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

     5.9 Publicity. All general notices, releases, statements and communications to employees, suppliers, distributors and customers of the Companies, Holdings and Services and to the general public and the press relating to the transactions covered by this Agreement shall be made only at such times and in such manner as may be mutually agreed upon by Figgie and Buyer.

     5.10 No Solicitation. None of Figgie, Holdings, Services or the Companies shall, after the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Section 10.1 hereof, directly or indirectly, through any officer, director, employee, agent or otherwise, solicit, initiate or encourage submission of proposals or offers from any person relating to any acquisition or purchase of all or (other than in the ordinary course of business) a substantial portion of the assets of, or any equity interest in, any of the Companies or any business combination with any of the Companies or, participate any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing.

     5.11 Articles and Bylaws. None of the Companies shall amend its Articles of Incorporation or Bylaws or merge or consolidate with or into any other corporation.

     5.12 Services Agreements. The Companies, Figgie and Services shall terminate each of the Services Agreements effective immediately prior to the Closing. Upon termination of such agreements, the Companies shall pay to Services the pro rata portion of the estimated fees and expenses, as determined herein, owed by the Companies to Services and Figgie under the Services Agreements for the month in which the Closing occurs. The pro rata apportionment shall be based upon the number of days of that month during which the Services Agreements have been in effect, not including the Closing Date, as a portion of the total number of days in such month. The parties hereby agree that if the Closing occurs in November, the monthly fees and expenses to be pro rated are $522,000.00, and if the Closing occurs in December, the monthly fees and expenses to be pro rated are $540,000.00. If for any reason the Closing occurs in any month other than November or December, the parties agree to use the monthly fee designated for November. Upon payment of the amounts provided by this Section 5.12, all obligations of all of the parties under the Services Agreements shall be deemed satisfied in full.

     5.13 Telephone System. At the option of Figgie, Figgie or one of its Affiliates will enter into a lease arrangement with Colony for all of the telephonic equipment currently used by the Companies (i) at a monthly rate of $2,200.00, (ii) for a term of 4 years from the Closing Date, (iii) providing for a transfer of all such equipment to Colony at the termination of the lease for

$1.00 and (iv) containing such other terms as may be agreeable to Buyer.


                                   ARTICLE VI

                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

     Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent (it being the understanding of the parties that any of such conditions, except as set forth in Sections 6.S [Regulatory Approvals] and 6.12 [HSR], may be waived by Buyer):

     6.1 Compliance with Agreement. Figgie, Holdings, the Companies and Services shall have performed and complied in all material respects with all of their respective obligations under this Agreement that are to be performed or complied with by them prior to or on the Closing Date.

     6.2 Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken by Figgie, Holdings, the Companies and Services in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Buyer and Buyer's counsel, and Figgie shall have made available to Buyer for examination the originals or true and correct copies of all documents that Buyer may reasonably request in connection with the transactions contemplated by this Agreement.

     6.3 No Litigation. No investigation, suit, action or other proceeding shall be threatened or pending before any court or governmental agency that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

     6.4 Representations and Warranties. The representations and warranties made by Figgie, Holdings and Services in this Agreement shall be true and correct as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date, except (a) as such representations and warranties may be affected by the transactions contemplated hereby and (b) for the exceptions to representations and warranties described in Exhibit A to Figgie's Closing Certificate, which exceptions in the aggregate shall not be reasonably expected to have an effect on the properties, business, results of operations, condition (financial or otherwise) or affairs of one of the Companies, any combination of the Companies or all of the Companies in the aggregate, resulting in claims, losses, liabilities or diminution in operating income or profits in the two year period following the Closing of $500,000.00 or more. For purposes of determining the dollar amount of the exceptions to such representations and warranties only amounts in excess of the dollar thresholds set forth in the definition of Material Adverse Effect in
Section 1.47 shall be considered with respect to such representations and warranties, that are qualified by Material Adverse Effect.

     6.5 Ratings. The rating assigned to any of the Companies by A. M. Best shall not be lower than B+.

     6.6 Tax Recoverable. Figgie, Holdings and Services shall have paid an aggregate of $406,000.00 to the Companies, allocated among the Companies in accordance with Schedule 6.6, as payment in full of all net tax refunds owed to the Companies for taxes paid by or for any of the Companies through the Closing Date.

     6.7 Deliveries at Closing. Figgie, Holdings and Services shall have, or shall cause to have, delivered to Buyer the following documents, each properly executed and dated as of the Closing Date: (a) the Opinions of Figgie's Counsel;
(b) Figgie's Closing Certificate; (c) the Bill of Sale; (d) the Sublease; (e) the Bond Salvage and Indemnification Agreement; (f) the Tax Indemnity Agreement;
(g) the Bond Escrow Agreement; and (h) certificates, duly endorsed to Buyer or accompanied by stock powers, evidencing the Colony Shares and the Hamilton Shares.

     6.8 Regulatory Approvals. All required authorizations, registrations and approvals from federal and state regulatory agencies with jurisdiction over Holdings, Services, the Companies or Buyer to permit the sale of the Purchased Assets and the Purchased Stock and the other transactions contemplated hereby shall have been obtained and shall remain in full force and effect (without any material term, condition or restriction that is reasonably unacceptable to Buyer).

     6.9 Consents. There shall have been obtained written consent with respect to any Contract which requires any third party consent due to the consummation of the transactions contemplated by this Agreement.

     6.10 Resignation of Directors and Officers. Each member of the Board of Directors and each officer of the Companies shall have resigned from such positions effective on the Closing Date. Cardinal shall have redeemed for $1.00 per share the one share of Common Stock of Cardinal formed by each of Edward Desch, Paul Antal, John K. Latham, L. A. Harthun and V. A. Chiarucci.

     6.11 Employee Plans. Figgie shall have adopted and assumed any Employee Plans (as defined in Section 3.3 of ERISA) maintained by any of the Companies or Services.

     6.12 Waiting Periods. All applicable waiting periods under Section 7A of the Clayton Act and the HSR Act and the rules and regulations thereunder shall have expired without indication from the Federal Trade Commission or the United States Justice Department that the transactions contemplated hereby may be consummated only upon terms which differ adversely from the description of the transaction set forth in any filing made on behalf of Buyer for any governmental approval.

     6.13 Policyholders' Surplus. During the period from July 1, 1994 and the last day of the month prior to the Closing Date for which statements are available (but in no event more than 45 days prior to the Closing Date), the policyholders' surplus of any one of the Companies, or any combination of the Companies in the aggregate, shall not have decreased by $500,000.00 or more from the amount reflected in the June 30, 1994 Quarterly Statutory Statements.

                                   ARTICLE VII

                     CONDITIONS PRECEDENT TO THE OBLIGATIONS
                        OF FIGGIE, HOLDINGS AND SERVICES

     Each and every obligation of Figgie, Holdings and Services to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent (it being the understanding of the parties that any of such conditions, except as set forth in Sections 7.6 [Regulatory Approvals] and 7.8 [HSR], may be waived by Figgie, Holdings and Services):

     7.1 Compliance with Agreement. Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement that are to be performed or complied with by it prior to or on the Closing Date.

     7.2 Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken by Buyer in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Figgie and Figgie's counsel, and Buyer shall have made available to Figgie for examination the originals or true and correct copies of all documents that Figgie may reasonably request in connection with the transactions contemplated by this Agreement.

     7.3 No Litigation. No investigation, suit, action or other proceeding shall be threatened or pending before any court or governmental agency that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

     7.4 Representations and Warranties. The representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date, except as such representations and warranties may be affected by the transactions contemplated hereby.


     7.5 Deliveries at Closing. Buyer shall have, or shall cause to have, delivered to Figgie the Purchase Price as provided in Section 2.4 hereof and the following documents, each properly executed and dated as of the Closing Date:
(a) the Opinion of Buyer's Counsel; (b) Buyer's Closing Certificate; (c) the Sublease; (d)the Assignment Agreement; (e) the Bond Salvage and Indemnification Agreement; (f) the Tax Indemnity Agreement; (g) the Bond Escrow Agreement; and
(h) instructions to LLG&M to release the Deposit.

     7.6 Regulatory Approvals. All required authorizations, registrations and approvals from federal and state regulatory agencies and from any foreign regulatory agencies, in either case with jurisdiction over Holdings, Services, the Companies or Buyer to permit the sale of the Purchased Assets and the Purchased

Stock and the other transactions contemplated hereby shall have been obtained and shall remain in full force and effect (without any material term, condition or restriction that is reasonably unacceptable to Figgie).

     7.7 Consents. There shall have been obtained written consent with respect to any Contract which requires any third party consent due to the consummation of the transactions contemplated by this Agreement.

     7.8 Waiting Periods. All applicable waiting periods under Section 7A of the Clayton Act and the HSR Act and the rules and regulations thereunder shall have expired without indication from the Federal Trade Commission or the United States Justice Department that the transactions contemplated hereby may be consummated only upon terms which differ adversely from the description of the transaction set forth in any filing made on behalf of Buyer for any governmental approval.

                                  ARTICLE VIII

                   CERTAIN ADDITIONAL COVENANTS AND AGREEMENTS

     8.1 Employees. Immediately following the Closing, Buyer agrees to offer employment to at least 80% of the Employees (the "Buyer's Employees") in comparable positions (other than a position as an officer of Buyer) and at comparable salary levels to those held and received by each of Buyer's Employees immediately prior to the Closing Date. At least 21 days prior to the Closing Date, Buyer will provide Services with a list of the

Buyer's Employees. Buyer shall have sole responsibility for the selection of the Buyer's Employees. Immediately prior to the Closing, Services shall terminate the employment of all of Buyer's Employees contingent upon the Closing. Effective as of the Closing Date, Buyer shall have sole responsibility and liability for: (a) making all hiring and other employment decisions with respect to the Companies; (b) salary, wages, benefits and compensation, including any entitlement to vacation or vacation pay with respect to periods after the Closing Date which may be payable to any of Buyer's Employees on account of Buyer's Employees' employment by Buyer or any of the Companies; (c) compliance with all laws and regulations relating to safety and health, equal employment opportunity and any other employment or labor relations matters with respect to the employment of the Buyer's Employees and the operation of the Companies after the Closing Date; (d) any and all notices required, or claims made by Buyer's Employees, pursuant to the Worker Adjustment and Retraining Notification Act; and (e) any and all claims, actions, suits, proceedings, expenses, liabilities or other payments relating to Buyer's (or after the Closing Date, a Company's) employment of any of Buyer's Employees or relating to any other action taken by Buyer (or after the Closing Date, any Company) concerning any of Buyer's Employees. The preceding sentence to the contrary notwithstanding, Figgie, Services and their employee welfare benefit plans shall be responsible for satisfying any continuation coverage requirements under the Consolidated Omnibus

Budget Reconciliation Act of 1985 and subsequent amendments for "qualifying events" occurring on or before the Closing Date.

     8.2 Employee Benefit Plan Matters. Holdings, Figgie, Services and the Employee Plans shall remain responsible for any employee benefits earned or accrued on or before the Closing Date. Buyer and the Companies shall have no responsibility or obligation under or to the Employee Plans or to any participant or beneficiary thereunder.

     8.3 Transfer Taxes and Fees. Figgie and Buyer shall each pay 50% of all fees, taxes or assessments charged to grantors, transferors or assignors and grantees, transferees and assignees under applicable Law in connection with the transactions contemplated hereunder, together with all other transfer, sales, recording and filing fees resulting from the transfer of the Colony Shares, the Hamilton Shares and the Purchased Assets to Buyer.

     8.4 Records. Buyer shall preserve and keep, free of charge, all books, papers and records included in the assets of the Companies relating to their respective businesses for periods prior to the Closing Date for a period of not less than ten years following the Closing Date; provided, however, prior to the tenth year following the Closing Date, Buyer may destroy such materials if Buyer provides Figgie thirty Business Days prior notice that Buyer intends to destroy any or all of such books, papers and records and Figgie shall have the right to review and remove any books, papers and records to be destroyed at Figgie's expense.

Buyer agrees to permit Figgie and its attorneys, accountants, agents and designees access to such books, papers and records from and after the Closing Date for all reasonable purposes. Any such examination shall be at the expense of Figgie, shall be performed at the place where such books, papers and records are regularly maintained and shall not unreasonably interfere with Buyer's or the Companies' normal business activities.

     8.5 Access. Buyer and Figgie and each of their authorized agents, officers and representatives shall have reasonable access to the properties, books, records, contracts, information and documents of Holdings, Services, the Companies and each other to conduct such examinations and investigations of its or their business as it deems necessary, provided that such examinations and investigations: (a) shall be germane to rights or obligations arising out of this Agreement, the operations of the Companies prior to the Closing Date or to the transactions occurring between the Companies and their affiliates prior to the Closing Date; (b) shall be conducted only in the presence of a designated representative of Buyer or Figgie, as appropriate; (c) shall be during normal business hours; (d) shall not unreasonably interfere with operations and activities; and (e) shall be subject to prior approval if the information or documents requested are, in the reasonable opinion of an officer, of a nature that may compromise the competitive position of Buyer or Figgie. Buyer and Figgie shall cooperate in all reasonable respects with each other's examinations and investigations.

     8.6 Cooperation. Buyer and Figgie will cooperate in all respects in connection with the giving of any notices to any governmental authority or self-regulatory organization or securing the permission, approval, determination, consent or waiver of any governmental authority or other party required in connection with the consummation of the transactions contemplated under this Agreement. Buyer promptly will furnish to Figgie copies of the Forms A filed with the Virginia Commission and the Ohio Department and all correspondence with the Virginia Commission or the Ohio Department with respect thereto.

     8.7 Confidentiality. Following the Closing, Figgie, Holdings and Services shall keep confidential all information concerning the business, operations, properties, assets and financial affairs of the Companies and may disclose such information only upon receipt of prior written consent from Buyer or if such disclosure is required (a) in connection with Figgie's or Holdings' filing of any state or federal income tax returns, (b) in connection with filings made with the Securities and Exchange Commission or any national securities exchange, or (c) by order of any judicial or administrative authority.

     8.8 Review of Reserves. The parties hereby acknowledge that the Tillinghast Report sets forth fairly the adequacy of the Companies' reserves as of June 30, 1994. Immediately following December 31, 1995 and December 31, 1996, Buyer shall direct Tillinghast, or another actuarial firm reasonably acceptable to both Buyer and Figgie, to review the development of the

Companies' reserves for claims with loss dates arising on or prior to June 30, 1994. Such review shall cover the same matters set forth in the Tillinghast Report and shall be conducted using actuarial techniques and assumptions that are consistent with the techniques and assumptions used in the Tillinghast Report. Buyer shall diligently pursue delivery of such reports by Tillinghast or such other actuarial firm to Buyer and Figgie by no later than April 1, 1996 and April 1, 1997, respectively. In the event either report indicates that the reserves of the Companies, taken together, stated in the Tillinghast Report were inadequate as of June 30, 1994, then Figgie, Holdings and Services shall reimburse Buyer the amount of such inadequacy (the "Reserve Inadequacy") in accordance with, and subject to the limits set forth in, Article IX hereof.

     8.9 Holdback Payment. On the sixth anniversary of the Closing Date, Buyer shall pay to Figgie the Holdback Payment.

     8.10 Use of Name. From and after the Closing Date, none of Figgie, Holdings, Services or their respective Affiliates shall use the name "Waite Hill" or any names similar thereto or variants thereof except for Holdings, Services and Waite Hill Assurance. Following the Closing, Figgie, Holding and Services agree to promptly investigate and consider changing the name of Holdings, Services and Waite Hill Assurance to a name which is not similar to or a variant of "Waite Hill".

                                   ARTICLE IX

                                 INDEMNIFICATION

     9.1 Survival of Representations and Warranties. The right to enforce claims for breaches of representations, warranties, covenants and agreements of Figgie, Holdings, Services and Buyer contained in this Agreement and the respective obligations of the parties with respect thereto, shall survive the making of this Agreement, any investigations made by or on behalf of the parties hereto, and the Closing Date, and shall continue in full force and effect until the expiration of two years from the Closing Date (except (a) with respect to the representations and warranties contained in Sections 3.17 [Taxes] and 3.21 [Employee Benefit Matters] of the Agreement the remedy for breach of which shall continue in full force and effect until any claims or liabilities with respect thereto shall be barred by the expiration of the applicable statute of limitations or any extensions thereof, and (b) with respect to Section 3.3 [Capitalization] and the indemnification provided pursuant to Sections 9.2(c),
(e), (f) and (g) and 9.3(c), as to which there shall be no expiration), at which respective times all such representations and warranties and liabilities shall expire and terminate, except for any claims relating to any specific breaches of any representations or warranties which are asserted in writing on or before the applicable termination date. Each of the parties agrees to give notice to the breaching party of any breach of any such representation, warranty, covenant, or agreement, describing such breach in reasonable detail, as soon as practicable after the discovery thereof; provided, however, that the failure to receive such notice shall not relieve the breaching party from any liability in respect to such breach unless and to the extent that the breaching party shall be prevented from curing such breach as a direct result of its failure to receive a timely notice. Any claim for indemnification for which notice has been given within the prescribed period may be prosecuted to conclusion notwithstanding the subsequent expiration of such period.

     9.2 Indemnification by Figgie, Holdings and Services. After the Closing Date and subject to the limitations set forth below, including without limitation the limitations described in Section 9.4, Figgie, Holdings and Services jointly and severally agree to and do hereby indemnify and hold Buyer and each of the Companies and their respective Affiliates, officers, directors and employees harmless against any claims, suits, losses, expenses, damages, obligations, liabilities (including costs and reasonable attorneys' fees) (hereinafter referred to collectively as "Losses") which result from or are related to any of the following:

          (a) any breach or failure of any of Figgie, Holdings and Services to perform any of its covenants or agreements set forth herein;

          (b) the inaccuracy of any representation or warranty made herein by Figgie, Holdings or Services (it being understood and agreed to by all the parties hereto that Buyer may recover, subject to Section 9.4 hereof, all Losses incurred by it with respect to the matters set forth on Exhibit A to Figgie's Closing Certificate);

          (c) any liabilities of Figgie, Holdings, or Services or their respective Affiliates (including but not limited to Waite Hill Assurance), except for those liabilities (i) incurred pursuant to this Article IX or
     (ii) assumed by Buyer under the Assignment Agreement;

          (d) any liabilities of the Companies arising prior to the Closing other than those liabilities specifically set forth on the Statutory Statements, this Agreement or the schedules to this Agreement;

          (e) any Employee Plan or Pension Plan maintained prior to the Closing Date by any of the Companies or maintained at any time by Figgie, Holdings or Services;

          (f) any actions of the Companies or Services prior to the Closing Date relating to the Employees or any other persons employed by the Companies or Services;

          (g) claims under the Tax Indemnity Agreement; or

          (h) any Reserve Inadequacy.


     9.3 Indemnification by Buyer. After the Closing Date, and subject to the limitations set forth below, including, without limitation, the limitations described in Section 9.4, Buyer agrees to and does hereby indemnify and hold Figgie, Holdings and Services and their respective Affiliates, officers, directors and employees harmless against any Losses resulting to any of Figgie, Holdings and Services from any of the following:

          (a) any breach or failure of Buyer to perform any of its covenants or agreements set forth herein:

          (b) the inaccuracy of any representations or warranties made by Buyer herein; or

          (c) the conduct of the Companies' business after the Closing Date.

     9.4 Limitation of Liability. Buyer shall not have any liability to indemnify Figgie, Holdings or Services in respect of Losses incurred by Figgie, Holdings or Services pursuant to Sections 9.3(a) and (b), and Figgie, Holdings and Services shall not have any liability to indemnify Buyer in respect of Losses incurred by Buyer or the Companies pursuant to Sections 9.2(a), (b), (d) or (h), in either case unless and until the aggregate amount of such Losses exceeds $10,000.00, in which event the party seeking indemnity may recover the full amount of such Losses, other than the initial $10,000.000, provided that recovery by either Buyer or Figgie (on its own behalf, or on behalf of Holdings and Services) in respect of such Losses shall be limited to $750,000.00. Notwithstanding the foregoing, Buyer may recover all Losses whenever incurred by the Companies or Buyer pursuant to Sections 9.2(c), (e), (f) or (g) hereof (without regard to the two-year limitation set forth in Section 9.1 or the $750,000.00 limit referenced above), and each of Figgie, Holdings and Services may recover all Losses whenever incurred pursuant to Section 9.3(c) (without regard to the two-year limitation set forth in Section 9.1 or the $750,000.00 limit referenced above).

     Any Losses incurred with respect to the Bond Litigation, the Bond Recoverable and the Bond Salvage and Indemnification Agreement shall be satisfied in accordance with the terms of the Bond Salvage and Indemnification Agreement and the Bond Escrow Agreement.

     Any Losses of the type covered by, or incurred pursuant to, the Tax Indemnity Agreement shall be satisfied in accordance with the Tax Indemnity Agreement.


     9.5 Notice of Indemnity Claims. If a party intends to assert a claim for indemnification (an "Indemnified Party") under this Article IX (an "Indemnity Claim"), the Indemnified Party shall provide notice of such Indemnity Claim to the party from whom indemnification is sought (the "Indemnifying Party") within sixty days after becoming aware of such Indemnity Claim. The failure to receive such notice shall not relieve the Indemnifying Party from any liability in respect of such claim unless and to the extent that the Indemnifying Party shall be prevented from curing such situation as a direct result of its failure to receive timely notice. At the time the Indemnity Claim is made and thereafter, the Indemnified Party shall provide the Indemnifying Party with copies of any materials in its possession describing the facts or containing information providing the basis for the Indemnity Claim. If the Indemnity Claim involves a claim by a third party (a "Third Party Indemnity Claim"), the Indemnifying Party may assume and control at its expense the defense of the claim by the third party, provided that the Indemnifying Party agrees in writing with respect to such Third Party Indemnity Claim that it is obligated hereunder to indemnify and hold the Indemnified Party harmless in accordance with the terms of this Article IX; and provided, further, that the Indemnified Party shall be entitled to participate in the defense of such claim at its own expense. The failure of the Indemnifying Party to assume the defense of any such claim shall not affect any indemnification obligation under this Agreement.

     Neither an Indemnified Party nor an Indemnifying Party shall settle a claim, suit, action or proceeding without the consent of the other party, which shall not unreasonably be withheld. A party shall not be liable under this
Article IX for any such settlement effected without its consent. In the event an Indemnified Party fails to consent to a settlement of a Third Party Claim recommended by the Indemnifying Party, then the amount of indemnification payable with respect to such Third Party Claim shall not exceed the amount of such settlement offer plus all Losses incurred with respect to such claim prior to the date the Indemnified Party rejected the settlement offer.

     9.6 Indemnity Amounts to be Computed on After-Tax Basis. The amount of any indemnification payable under any of the provisions of this Article IX shall be
(a) net of any federal or state income tax benefit realized or the then-present value

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(based on a discount rate of 5%) of any such income tax benefit to be realized by the Indemnified Party (or, where Buyer is the Indemnified Party, any of the Companies) by reason of the facts and circumstances giving rise to the indemnification, and (b) increased by the amount of any federal or state income tax required to be paid by the Indemnified Party on the accrual or receipt of the indemnification payment. For purposes of the preceding sentence, the amount of any state income tax benefit or cost shall take into account the federal income tax effect of such benefit or cost.


     9.7 Reduction in Holdback Payment. Until the amount of the Holdback Payment is zero and prior to the later of (a) April 30, 1997, and (b) 15 Business Days after receipt by Figgie and Buyer of the report for the year ended December 31, 1996 prepared pursuant to Section 8.8 hereof (the "Holdback Payment Period"), any indemnification claims pursuant to Section 9.2 hereof shall be satisfied by reducing the amount of the Holdback Payment by the amount of such indemnification payable to Buyer, the Companies and their respective Affiliates pursuant to this Article IX. Buyer shall deliver to Figgie a notice setting forth the aggregate amount of all indemnification claims satisfied pursuant to this Section 9.7 through the date of such notice (a) on each August 15 and February 15 during the Holdback Payment Period and (b) within 30 days after the termination of the Holdback Payment Period.

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     9.8 Arbitration. Any dispute arising between the parties hereto as to any matter covered by this Agreement, including any claim for indemnification pursuant to Section 9.2 or 9.3, shall be submitted to arbitration in the following manner:

          (a) The party desiring to submit such controversy to arbitration shall give to the other party notice in writing, stating with specificity the matter upon which arbitration is sought. The written notice shall also name the arbitrator selected by such party, which arbitrator shall be a present or retired insurance company executive unaffiliated with such party.

          (b) Within ten Business Days following the receipt of such notice, the other party shall give written notice to the party desiring arbitration of the arbitrator selected by it, which second arbitrator shall likewise be a present or retired insurance company executive unaffiliated with such party.

          (c) Upon the appointment of the second arbitrator, the two arbitrators so chosen shall select a third arbitrator, which third arbitrator shall likewise be a present or retired insurance company executive unaffiliated with such party.

          (d) The three arbitrators thus chosen shall give to each of the parties hereto written notice of the time and place of hearing, which hearing shall be held not less than

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     ten Business Days, nor more than twenty Business Days, after the selection of the third arbitrator.

          (e) At the time and place appointed, the three arbitrators shall proceed with the hearing unless for some good cause, of which a majority of the arbitrators shall be the judge, it shall be postponed until some other day within a reasonable time. The parties hereto shall have full opportunity to be heard on any question thus submitted.

          (f) The arbitrators shall be relieved of following judicial formalities and the rules of evidence shall not apply to such hearing. The determination by a majority of the arbitrators shall be made in writing and a copy thereof delivered to each of the parties hereto. The arbitrators shall in every case deliver their decision within sixty days after the hearing, unless the parties shall otherwise agree to extend the time. The arbitrators, as a part of their decision and award, shall decide the amount of the costs of arbitration and by whom they shall be borne and paid.

     9.9 Remedies Cumulative. Each indemnified party shall be entitled to the indemnification provided in this Article IX from time to time and shall be entitled to rely upon one or more provisions of this Agreement without waiving its right to rely upon any other provision at the same time or at any other time.

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                                    ARTICLE X

                                   TERMINATION

     10.1 Termination. This Agreement may be terminated at any time prior to the Closing as follows:

          (a) by mutual written consent of Buyer and Figgie;

          (b) by Figgie or Buyer, if the Closing Date shall not have occurred on or before December 30, 1994 (provided that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or has resulted in the failure of the Closing Date to occur on or before such date);

          (c) by Buyer or Figgie, if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the sale of the Purchased Stock or the Purchased Assets and such order, decree, ruling or other action shall have become final and nonappealable.

     10.2 Effect of Termination. If this Agreement is terminated pursuant to
Section 10.1, all further obligations of the parties under or pursuant to this Agreement shall terminate without further liability of either party to the other, other than the provisions of Article XI of this Agreement, which shall survive any such termination.

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


     10.3 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.

     10.4 Extension; Waiver. At any time prior to the Closing, the parties may
(a) by mutual consent extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided, however, any party that knowingly waives any representation, warranty, agreement or condition with respect to another party under subsections (b) and (c) shall thereafter be barred from seeking indemnification from such other party for such waived breach of any representation, warranty, agreement or condition. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE XI

                        DEPOSIT: PAYMENTS ON TERMINATION

     11.1 Deposit. On the date of the execution of this Agreement, Buyer will deposit with LLG&M $1 million to be held in accordance with the provisions of this Article XI (the "Deposit").

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

     11.2 LLG&M. LLG&M shall hold the Deposit in accordance with the following terms:

          (a) LLG&M's obligations are to be determined solely by the provisions of this Article XI and any subsequent amendments (subject to consent by LLG&M) hereto.

          (b) Figgie and Buyer acknowledge that LLG&M will invest the Deposit with Citibank, N.A., in a cash reserve account under the account title, "LeBocuf, Lamb, Greene and MacRae as Escrow Agent under Stock and Asset Purchase Agreement dated as of October 21, 1994 by Figgie International Inc., Waite Hill Holdings, Inc., Waite Hill Services, Inc. and Front Royal, Inc." Principal and interest earned on the Deposit shall be disbursed according to Sections 11.3, 11.4 and 11.5 below.

          (c) LLG&M shall not be responsible in any manner whatsoever for any failure or inability of any party hereto to deliver monies or documents or otherwise to honor any of the provisions of this Article XI.

          (d) Figgie and Buyer will jointly and severally reimburse, indemnify and hold harmless LLG&M against any loss, liability or expense, including but not limited to counsel fees, incurred without bad faith or willful misconduct on LLG&M's part arising out of or in conjunction with its acceptance of, or the performance of, its duties and obligations under this

     Article XI.

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

          (e) LLG&M shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith or for any mistake in fact or law, or for anything which it may do or refrain from doing in connection with these instructions, except for its own willful misconduct.

     11.3 Distribution. At the Closing, Buyer shall instruct LLG&M to distribute, by wire transfer to an account designated by Figgie at least five Business Days prior to the Closing Date, $1 million as part of the Purchase Price as provided in Section 2.4. Any interest accrued on the Deposit during the time it is held by LLG&M shall be distributed by LLG&M to Buyer. If the Closing does not occur the Deposit will be distributed to Buyer or Figgie, as the case may be, as provided in Sections 11.4, 11.5 and 11.6 below.

     11.4 Payment to Figgie. If all the conditions to Buyer's obligations under this Agreement set forth in Article VI have been satisfied on or before December 30, 1994, or any mutual extension thereof, and Buyer fails materially to perform its obligations hereunder, Figgie may elect to terminate this Agreement pursuant to Section 10.1(b) hereof and upon such termination LLG&M shall pay Figgie the Deposit plus all interest earned thereon.

     11.5 Payment to Buyer. In the event of any termination of this Agreement, except as provided in Section 11.4 hereof, the Deposit plus all interest earned thereon shall be paid to Buyer

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

upon such termination. In addition, if all the conditions to Figgie's obligations under this Agreement set forth in Article VII have been satisfied on or before December 30, 1994, or any mutual extension thereof, and any of Figgie, Holdings or Services fails materially to perform its obligations hereunder because Figgie has failed to obtain all approvals required from Figgie's lending institutions for the consummation of the transactions contemplated hereby, Buyer may elect to terminate this Agreement pursuant to Section 10.1(b) hereof and upon such termination LLG&M shall pay Buyer the Deposit plus all interest earned thereon and Figgie shall pay Buyer an additional $500,000.00 in immediately available funds.

     11.6 Instructions to LLG&M. LLG&M shall release the Deposit to Buyer or Figgie upon receipt of written instructions relating thereto signed by the appropriate party according to the terms of this Agreement. If a dispute arises as to the Deposit either Buyer or Figgie may submit such dispute to arbitration as provided in Section 9.8 hereof and LLG&M shall dispose of the Deposit in accordance with any written determination made pursuant to such arbitration.

                                   ARTICLE XII


                                  MISCELLANEOUS

     12.1 Entire Agreement. This Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the

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subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein or therein.

     12.2 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, subject to the provisions of Article XI, each of the parties hereto shall pay the fees and expenses of their respective counsel, investment bankers, financial advisors, accountants and other experts and the other expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby.

     12.3 Governing Law. This Agreement shall be construed and interpreted according to the laws of the Commonwealth of Virginia, without regard to the conflicts of law rules thereof.

     12.4 Assignment. This Agreement and each party's respective rights hereunder may not be assigned at any time except as expressly set forth herein without the prior written consent of the other party.

     12.5 Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. Figgie, Holdings, Services, the Companies and Buyer will

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execute any additional instruments necessary to consummate the transactions contemplated hereby.

     12.6 Notices. All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by messenger or by overnight delivery service, or when mailed by registered or certified United States mail, postage prepaid, return receipt requested, or when received via telecopy, telex or other electronic transmission, in all cases addressed to the person for whom it is intended at his address set forth below or to such other address as a party shall have designated by notice in writing to the other party in the manner provided by this Section 12.6:

If to Buyer:            Front Royal, Inc.

                        2200 Gateway Blvd.
                        Suite 205
                        Morrisville, North Carolina 27560
                        Attention: J. Adam Abram
                                   Chief Executive Officer
                                           and
                                   Gregg T. Davis
                                   Chief Financial Officer

With a copy to:         Hunton & Williams
                        Riverfront Plaza, East Tower
                        951 East Byrd Street
                        Richmond, Virginia 23219
                        Attention: T. Justin Moore, III, Esq.

If to Figgie, Services
or Holdings:            Figgie International Inc.
                        4420 Sherwin Road
                        Willoughby, Ohio  44094
                        Attention: Steven Siemborski
                                   Chief Financial Officer

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With a copy to:         LeBoeaf, Lamb, Greene & MacRae
                        125 West 55th Street
                        New York, New York 10019-5389
                        Attention: Michael Groll, Esq.

     12.7 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

     12.8 Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular and all words in any gender shall extend to and include all genders. All references to contracts, agreements, leases, Employee Benefit Plans or other understandings or arrangements shall refer to oral as well as written matters.

     12.9 Severability. If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.

     12.10 No Reliance. No third party is entitled to rely on any of the representations, warranties and agreements contained in this Agreement and Figgie, Holdings, Services, Buyer and the Companies assume no liability to any third party because of any


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reliance on the representations, warranties and agreements of Figgie, Holdings,
Services, Buyer and the Companies contained in this Agreement, other than Sections 8.1 and 8.2 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                                              FIGGIE INTERNATIONAL INC.

                                              By:_______________________________
                                              Its:______________________________

                                              WAITE HILL HOLDINGS, INC.

                                              By:_______________________________
                                              Its: President

                                              WAITE HILL SERVICES, INC.

                                              By:_______________________________
                                              Its:  President

                                              FRONT ROYAL, INC.

                                              By:_______________________________
                                              Its:______________________________

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